[EXHIBIT 3.1]

                        State of Delaware
                  Certificate of Incorporation
                         Hygenitek, Inc.



FIRST:   The Name of this Delaware Corporation is:

                   Hygenitek, Inc.

SECOND:  The name and address of the Corporation's Registered
         Agent is:

                   Corporate Creations Enterprises, Inc.
                   2530 Channin Drive
                   Wilmington DE 19810
                   New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH:  The Corporation shall have the authority to issue
         50,000,000 shares of common stock, par value $.001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:   The name and address of the incorporator is:

                   Corporate Creations International Inc.
                   941 Fourth Street #200
                   Miami Beach FL 33139

SEVENTH: This Certificate of Incorporation shall become effective on May 31, 2000



/s/
--------------------------------------
CORPORATE CREATIONS INTERNATIONAL INC.
Andreas M. Kelly Vice President








                        STATE OF DELAWARE
                       SECRETARY OF STATE
                           DIVISION OF
                          CORPORATIONS
                         FILED 09:00 AM
                           05/31/2000
                       001275363 - 3237077